Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely pursuant to the Offer to Purchase, dated November 2, 2018, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance of Shares would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

Notice of Offer to Purchase for Cash

All Outstanding Shares

of

JETPAY CORPORATION

at

$5.05 Per Share of Common Stock

$5.05 Per Share of Common Stock underlying each share of Series A Convertible Preferred Stock

$600 Per Share of Series A-1 and Series A-2 Convertible Preferred Stock

Pursuant to the Offer to Purchase dated November 2, 2018

by

ORWELL ACQUISITION CORPORATION

a wholly-owned subsidiary of

NCR CORPORATION

Orwell Acquisition Corporation, a Delaware corporation (“Merger Sub”), is offering to purchase for cash all of the outstanding shares of JetPay Corporation, a Delaware corporation (“JetPay”), at a price of (i) $5.05 per share of common stock, par value $0.001 (“Common Shares”), (ii) $5.05 per Common Share underlying each share of Series A Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Shares”), (iii) $600 per share of Series A-1 Convertible Preferred Stock, par value $0.001 (the “Series A-1 Preferred Shares”), and (iv) $600 per share of Series A-2 Convertible Preferred Stock, par value $0.001 (the “Series A-2 Preferred Shares” and, together with the Series A Preferred Shares and the Series A-1 Preferred Shares, the “Preferred Shares” and, together with the Common Shares, the “Shares”), in each case, paid to the seller in cash, without interest, subject to any required withholding of taxes (collectively, the “Offer Prices”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 2, 2018 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes the “Offer”). The Merger Sub is a wholly-owned subsidiary of NCR Corporation, a Maryland corporation (“NCR”).

Tendering stockholders whose Shares are registered in their own names and who tender their Shares directly to Equiniti Trust Company (the “Depositary”) in the Offer will not be obligated to pay brokerage fees or commissions, or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether the institution charges any services fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., PHILADELPHIA, PENNSYLVANIA TIME ON DECEMBER 4, 2018 (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “OFFER EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 19, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among NCR, Merger Sub and JetPay. The

Merger Agreement provides, among other things, that as soon as practicable after the acquisition of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into JetPay (the “Merger”) without a vote of the stockholders of JetPay in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with JetPay continuing as the surviving corporation in the Merger. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) owned by JetPay as treasury stock or owned by NCR or Merger Sub, if any, which Shares will be cancelled and retired and will cease to exist or (ii) held by a holder who properly demands appraisal for such Common Shares in accordance with Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, payable to the holder thereon, equal to the Offer Price, upon the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Merger, JetPay will cease to be a publicly traded company and will become a wholly-owned subsidiary of NCR. For a description of the Merger Agreement, see Section 11 of the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (a) at the Offer Expiration Time (as extended), there shall have been validly tendered and “received” (as defined in Section 251(h)(6) of the DGCL), and not validly withdrawn, prior to the expiration of the Offer that number of Common Shares and Preferred Shares which, together with the Common Shares and Preferred Shares otherwise owned by Merger Sub or its affiliates, equals a majority of the voting power of the issued and outstanding Common Shares and Preferred Shares (the “Minimum Tender Condition”), (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (c) there not having occurred or discovered a data compromise after the date of the Merger Agreement involving more than 7,000,000 cards and causing at least $7,000,000 of direct damages, and (d) such other conditions as described in the Offer to Purchase (collectively, as set forth on Exhibit A to the Merger Agreement, the “Offer Conditions”). A full description of the Offer Conditions is set forth in Section 14 of the Offer to Purchase.

On October 19, 2018, the board of directors of JetPay (i) approved and declared that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair and in the best interests of the stockholders of JetPay and JetPay, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; and (iii) determined to recommend that the stockholders of JetPay accept the Offer and tender their shares to Merger Sub pursuant to the Offer.

The Merger Agreement contains provisions that govern the circumstances in which Merger Sub is required or permitted to extend the Offer. Specifically, Merger Sub may extend the Offer Expiration Time at any time with JetPay’s written consent. Merger Sub may (in its sole discretion), without JetPay’s consent, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq or NYSE applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Prices) or (ii) if, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that, without JetPay’s written consent, Merger Sub shall not extend the Offer beyond the earlier of February 28, 2019 and the termination of the Merger Agreement. Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof in accordance with Rule 14e-1(d) of the Exchange Act. If, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub in accordance with the Merger Agreement, Merger Sub shall, at the written request of JetPay, extend the Offer Expiration Time on one or more occasions in consecutive increments of up to ten (10) business days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer beyond the earlier of February 28, 2019 and the termination of the Merger Agreement; provided, further, that, if the Minimum Tender Condition is the sole then unsatisfied Offer Condition as of any Offer Expiration Time, so long as the Minimum Tender Condition remains as the sole unsatisfied Offer Condition, Merger Sub shall only be required to extend the Offer Expiration Time for additional periods not to exceed an aggregate of sixty (60) business days.

Merger Sub may, at any time and from time to time, waive any of the Offer Conditions (except the Minimum Tender Condition), except that, without the prior written consent of JetPay, Merger Sub will not: (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Prices, (iii) modify or waive the Minimum Tender Condition or the Termination Condition, (iv) add to the conditions to the Offer set forth in Exhibit A of the

Merger Agreement or modify or waive any conditions to the Offer in a manner adverse to any holders of Shares, (v) except as set forth above, extend or otherwise change the Offer Expiration Time of the Offer, (vi) change the form of consideration payable in the Offer or (vii) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act and, without the prior written consent of the holders of the majority of the issued and outstanding Series A Preferred Shares, neither the Offer Price for the Series A-1 Preferred Shares nor the Offer Price for the Series A-2 Preferred Shares may be increased.

Because the Merger will be governed by Section 251(h) of the DGCL, Merger Sub does not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. The parties to the Merger Agreement have agreed that, subject to certain conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer.

For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub’s acceptance for purchase of such Shares pursuant to the Offer. Merger Sub’s acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between Merger Sub and each tendering stockholder. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the applicable Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payment from Merger Sub and transmitting the Offer Price for Shares validly tendered and not properly withdrawn prior to the Offer Expiration Time. If Merger Sub is delayed in its acceptance for purchase of or payment for Shares or is unable to accept for purchase or pay for Shares pursuant to the Offer, then, without prejudice to Merger Sub’s rights under the Offer and the Merger Agreement (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdraw pursuant to the withdrawal rights set forth in Section 3 of the Offer to Purchase. Under no circumstances will interest be paid on the Offer Prices, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such shares or confirmation of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (“DTC”), (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Offer Expiration Time and, unless previously accepted for payment by Merger Sub pursuant to the Offer, at any time after January 1, 2019, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be timely received, in writing, by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary. If Shares have been tendered pursuant to book-entry transfer, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by again following one of the procedures described in Section 3 of the Offer to Purchase.

Merger Sub will determine in its sole discretion all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding, except as may otherwise be finally determined in a subsequent judicial proceeding if challenged by a JetPay stockholder. None of NCR, Merger Sub, JetPay, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

JetPay has provided NCR and Merger Sub with its stockholder list and security position listings for the purpose of disseminating to JetPay’s stockholders the Offer to Purchase, the Letter of Transmittal and other related materials. Merger Sub will mail the Offer to Purchase, the Letter of Transmittal and, if required, other relevant materials to record holders of Shares, and Merger Sub will furnish the same materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Each JetPay stockholder is urged to consult with the stockholder’s own tax advisor as to the particular tax consequences to the stockholder of the Offer and the Merger.

The Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and other tender materials contain important information that JetPay’s stockholders should read carefully and consider before making any decision with respect to the Offer.

JetPay stockholders may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related tender offer materials may be obtained from the Information Agent. Such copies will be furnished at Merger Sub’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Merger Sub will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. Merger Sub will reimburse brokers, dealers, commercial banks, trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding Offer materials to their customers.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Shareholders Call Toll Free (888) 750-5834

Banks and Brokers Call (212) 750-5833

November 2, 2018